The information in this prospectus supplement and accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Preliminary Prospectus Supplement dated September 20, 2011

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-174255
PROSPECTUS SUPPLEMENT
(To Prospectus dated August 1, 2011)

           Shares

Common Stock
$           per share

•	TranS1 Inc. is offering shares of our common stock.

•	The last reported sale price of our common stock on September 20, 2011 was $3.70 per share.

•	Trading symbol: Nasdaq Global Market — TSON

This investment involves a high degree of risk. See “Risk Factors” on page S-9 of this prospectus supplement and page 2 of the accompanying prospectus.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters have a 30-day option to purchase up to           additional shares of common stock from us to cover over-allotments, if any.

Entities affiliated with          ,           and          , which are each principal stockholders of TranS1 Inc., as well as certain officers and directors of TranS1 Inc., have indicated an interest in purchasing an aggregate of approximately           shares of common stock in this offering. Each of the aforementioned entities is affiliated with a member of our board of directors. Because these indications of interest are not binding agreements or commitments to purchase, any or all of these stockholders may elect not to purchase any shares in this offering, or our underwriters may elect not to sell any shares in this offering to any or all of these stockholders.

As of September 20, 2011, the aggregate market value of our voting and non-voting common equity held by non-affiliates was approximately $76,536,094, based on an aggregate of 20,964,179 shares of common stock outstanding, of which 15,185,733 shares were held by non-affiliates, and a per share price of $5.04, the closing sale price of our common stock on the Nasdaq Global Market on July 25, 2011. As of the date of this prospectus supplement, we have not sold any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Piper Jaffray

Co-Manager

Canaccord Genuity

The date of this Prospectus Supplement is September     , 2011.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement incorporates by reference important information. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find Additional Information” appearing below before deciding to invest in our shares.

We are providing information to you about this offering of shares of our common stock in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and related matters. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering of our common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

All references in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our” or similar references refer to TranS1 Inc., except where the context otherwise requires or as otherwise indicated.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free-writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized any other person to provide you with more or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus shall not constitute an offer to sell these securities nor are they soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we have previously filed with the Securities and Exchange Commission, or the SEC, and incorporated by reference, is accurate only as of the date the information is presented. Our business, financial condition, results of operations and prospects may have changed since those dates.

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompanying prospectus belongs to its holder. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

The industry and market data contained or incorporated by reference in this prospectus supplement are based either on our management’s own estimates or on independent industry publications, reports by market research firms or other published independent sources. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness, as industry and market data are subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. Accordingly, you should be aware that the industry and market data contained or incorporated by reference in this prospectus supplement, and estimates and beliefs based on such data, may not be reliable. Unless otherwise indicated, all information contained or incorporated by reference in this prospectus supplement concerning our industry in general or any segment thereof, including information regarding our general expectations and market opportunity, is based on management’s estimates using internal data, data from industry related publications, consumer research and marketing studies and other externally obtained data.

PROSPECTUS SUPPLEMENT SUMMARY

The information provided in the following summary is provided in more detail in the accompanying prospectus and in the documents incorporated by reference herein and therein. This summary provides an overview of selected information and does not contain all the information you should consider before investing in our common stock. Therefore, you should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, which are described in the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference” in this prospectus supplement. You should also carefully consider the matters discussed in the section in this prospectus supplement entitled “Risk Factors” and in the accompanying prospectus and in other periodic reports incorporated herein by reference.

Company Overview

We are a medical device company focused on designing, developing and marketing products that implement our proprietary approach to treat degenerative conditions of the spine affecting the lower lumbar region. Using our pre-sacral approach, a surgeon can access discs in the lower lumbar region of the spine through an incision adjacent to the tailbone and can perform an interbody fusion procedure through a series of sequential dilation tubes that provide direct access to the intervertebral space. We developed our pre-sacral approach to allow spine surgeons to access and treat intervertebral spaces without compromising important surrounding soft tissue and bone structures. We believe this approach enables fusion procedures to be performed with low complication rates, low blood loss, short hospital stays, fast recovery times and reduced pain. We currently market our AxiaLIF® family of products for single and two level lumbar fusion, the Vectretm and Avatartm lumbar posterior fixation systems and Bi-Ostetictm bone void filler, a biologic device product.

We were incorporated in Delaware in May 2000 under the name “aXiaMed,Inc.” and changed our name to “TranS1 Inc.” in February 2003. Our principal executive office is located at 301 Government Center Drive, Wilmington, North Carolina 28403 and our telephone number is (910) 332-1700. Our website is www.transl.com. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement and should not be considered to be a part of this prospectus supplement.

Our Solution

We have developed what we believe is a less invasive approach for surgeons to perform fusion surgeries in the L4/L5/S1 region without many of the drawbacks associated with other lumbar fusion procedures. We refer to this proprietary approach as our pre-sacral approach. We have developed and are marketing three fusion products that are delivered using our pre-sacral approach: AxiaLIF 1L, 1L+ and AxiaLIF 2L+.

To access the spine using our pre-sacral approach, the surgeon creates a small incision (approximately 1² in most cases) adjacent to the tailbone while the patient is lying on their stomach. The surgeon then navigates a blunt dissecting tool a short distance along the sacrum using x-ray imaging technologies. As the dissecting tool is advanced, it moves aside soft tissue structures such as fat and loose connective tissue around the anterior sacrum. When the tool reaches an access point near the junction of the S1 and S2 vertebral bodies, a guide pin is inserted through the bone into the disc of the lowest lumbar motion segment (the L5/S1 disc). A tubular dissector is inserted over the guide pin to create a tissue-protecting working channel between the surgical access site and the L5/S1 disc where the fusion procedure is then performed. This protected working channel provides access to the interior of the disc, where rotating cutters, brushes and rasps are used to remove disc material. This is followed by the introduction of bone graft material with special instrumentation and finally, insertion of our AxiaLIF implants. The implant immediately provides rigid fixation and can provide restoration of disc height based on the clinical pathology of the patient. The AxiaLIF 2L+ procedure uses the same approach to provide access to both the L5/S1 and L4/L5 discs. The AxiaLIF 1L, 1L+ and AxiaLIF 2L+ procedures must be supplemented with facet or pedicle screws, which provide fixation for the back of the spine and may be supplied by TranS1.

We believe our pre-sacral approach and its associated products provide the following benefits for patients, providers and payors:

•	Less Invasive Approach Minimizes Complications. Our AxiaLIF products are delivered using our proprietary pre-sacral approach, which we believe is a less invasive solution for delivering fusion products to the L4/L5/S1 region. Procedures performed utilizing our pre-sacral approach have been documented to have favorable clinical safety profiles with very low complication rates. In a recently published peer reviewed clinical paper, complication rates from procedures utilizing our pre-sacral approach were shown to be only 1.3%. The complication rates shown in the study compared favorably with those reported in other trials of open and minimally invasive lumbar fusion surgery. The most frequent serious complication reported was bowel injury at 0.6% of cases with no reports in this study of permanent injury. See additional information under the heading “Clinical Experience” below.

•	Spinal Stability. Our approach does not violate or cut through the muscles, ligaments or bone that control the stability of the spine. Thus, the axial approach to the spine does not affect inherent spinal stability, a benefit that cannot be achieved with other approaches to interbody fusion. Moreover, in a recent peer-reviewed retrospective clinical series, the fusion rate associated with procedures utilizing our pre-sacral approach was demonstrated to be 94%. We believe this compares favorably with the fusion rates of 90-95% associated with other fusion procedures. See additional information under the heading “Clinical Experience” below.

•	Low Blood Loss. The less invasive nature of our pre-sacral approach results in the average patient losing approximately 25 to 125 cc of blood during an AxiaLIF 1L, 1L+ or AxiaLIF 2L+ procedure, which is much lower than other techniques and correlates to reduced pain and faster recoveries. In addition, patients generally do not need to donate blood prior to undergoing procedures that utilize our pre-sacral approach.

•	Short Patient Hospital Stays. In many cases, patients typically stay only one to two nights in the hospital after receiving a procedure performed using our pre-sacral approach. In a small percentage of cases, patients are able to return home the same day.

•	Reduction in Patient Pain. Our pre-sacral approach can be effective at reducing pain symptoms because surrounding soft tissue is not violated, which prevents the creation of scar tissue, a leading cause of pain. In particular, our pre-sacral approach only affects a single tissue plane using a single, small incision, as compared to the multiple tissue layers affected in a traditional fusion procedure, further reducing pain. In a recent peer-reviewed published retrospective case study, it was shown that the incidence of patient pain two years following a procedure utilizing our pre-sacral approach was reduced by 63% compared to immediately prior to the procedure. In addition, it was demonstrated that there was a 54% improvement in the Oswestry Disability Index after two years, a commonly used measure for levels of disability in daily living activities, for patients receiving a fusion procedure utilizing our pre-sacral approach. The same publication further reported that, in the evaluated population, our pre-sacral approach resulted in no nerve manipulation or vascular injury. In addition, while we have received reports of bowel injury associated with our pre-sacral approach, no bowel injuries were reported in this article. We believe that these results further explain the significant reduction in patient pain. See additional information under the heading “Clinical Experience” below.

Our Strategy

Our goal is to become a global leader in the treatment of conditions affecting the lower lumbar region of the spine. To achieve this goal, we are continuing to pursue the following strategies:

•	Establish our Pre-Sacral Approach as a Standard of Care for Lower Lumbar Spine Surgery. We believe patients commonly avoid spine fusion surgery due to its invasive nature and other drawbacks associated with other surgical treatment options. We expend significant resources promoting our pre-sacral approach as the least invasive approach to lower back fusion surgery, and we believe the advantages of our technique will enable our AxiaLIF products to become a standard of care for the lower lumbar region of the spine. We also make substantial research and development expenditures to enhance our AxiaLIF products and develop new products to expand our technological advantage in minimally invasive spine surgeries.

•	Drive Reimbursement for Our Procedure. We plan to continue to work with our surgeon customers to generate published, peer reviewed clinical literature that demonstrates our procedure’s clinical efficacy and safety. The clinical papers discussed below under the heading “Clinical Experience” are examples of our continued efforts towards the execution of this strategy. We will also continue to work to leverage this data along with our AxiaLIF surgeon advocates, with payors to secure positive coverage decisions for the surgeon reimbursement portion of the AxiaLIF procedure (hospital reimbursement for AxiaLIF already exists). For example, in January 2011, we were informed by Humana Inc., a major health benefits company, that it changed its spinal surgery reimbursement policy to include physician payment coverage for medically necessary interbody fusion procedures when using our pre-sacral AxiaLIF approach.

•	Focus our Sales and Marketing Infrastructure to Drive Surgeon Adoption. We intend to continue expending significant resources targeting spine surgeons through our sales and marketing efforts in the United States and internationally in order to drive the adoption of our pre-sacral approach. We believe the ease of use, short hospital stays and reduction in patient pain are compelling reasons for surgeon adoption of our technologies.

•	Opportunistically Pursue Acquisitions of Complementary Businesses and Technologies. In addition to building our internal product development efforts, we intend to selectively license or acquire complementary products and technologies that we believe will enable us to leverage our growing distribution platform.

Clinical Experience

As of the date of this prospectus supplement, over 12,000 procedures have been performed using our pre-sacral approach by more than 500 surgeons. These cases represent a mix of both on and off-label usage. This amount includes over 10,400 procedures using AxiaLIF 1L or AxiaLIF 1L+ and over 1,800 procedures using AxiaLIF 2L or AxiaLIF 2L+. Our AxiaLIF products have been the subject of a significant number of clinical trials and medical publications. We believe that more than 30 articles have now been published about the clinical experience associated with utilizing our AxiaLIF products. The results of two recently published articles are summarized below:

•	In September 2011, an article was published in the SAS journal that discusses the outcome of a retrospective clinical study involving 9,152 patients that had previously undergone procedures using our pre-sacral approach. These cases represent a mix of both on and off-label usage. The publication demonstrated that the complication rate arising from lower lumbar fusion utilizing our pre-sacral approach was approximately 1.3%. The most frequent serious complication reported was bowel injury at 0.6% of cases with no reports in this study of permanent injury.

•	In September 2011, a separate article was published that discusses the outcome of a retrospective clinical series involving 156 patients in four separate medical centers. The publication demonstrated an approximately 63% improvement in patient pain two years after surgery compared to immediately prior to the procedure. In addition, the article discusses that there was a 54% improvement in the Oswestry Disability Index two years after surgery, a commonly used measure for levels of disability in daily living activities, for patients receiving a fusion procedure utilizing our pre-sacral approach. The article also reports that the procedures utilizing our pre-sacral approach demonstrated a 94% fusion rate. We believe this rate compares favorably with the fusion rates of 90-95% associated with other fusion procedures as reported in other studies. The article further concludes that, for the evaluated population, our pre-sacral approach did not result in any vascular or neural injury. In addition, while we have received reports of bowel injury associated with our pre-sacral approach, no bowel injuries were reported in this article. As noted in the prior paragraph, not all patients have the same experience when treated with AxiaLIF. These cases represent a mix of both on and off-label usage.

Market Opportunity

Our management believes that the current addressable market opportunity for conditions affecting the lower lumbar region of the spine, including conditions such as degenerative disc disease, spondylolisthesis, instability and revision, totals approximately $2.8 billion annually. This includes approximately a $1.7 billion market opportunity relating to the implementation of interbody devices such as those utilized in our Axia LIF 1L+ and AxiaLIF 2L+ procedures. This amount also includes an approximately a $1.1 billion market opportunity relating to the use of ancillary fixation devices, such as Vectre and Avatar, and biologics products, such as Bi-Ostetic.

Patents and Proprietary Technology

We rely on a combination of patent, trademark, copyright, trade secret and other intellectual property laws, nondisclosure agreements and other measures to protect our intellectual property rights. We believe that in order to have a competitive advantage, we must develop and maintain the proprietary aspects of our technologies. We require our employees, consultants and advisors to execute confidentiality agreements in connection with their employment, consulting or advisory relationships with us. We also require our employees, consultants and advisors who we expect to work on our products to agree to disclose and assign to us all inventions conceived during the work day, using our property or which relate to our business. We cannot provide any assurance that employees and consultants will abide by the confidentiality or assignment terms of these agreements. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.

Patents

As of the date of this prospectus supplement, we had 39 issued United States patents, 15 pending patent applications in the United States, 33 issued foreign patents, and 11 foreign patent applications as counterparts of U.S. cases. The issued and pending patents cover, among other things:

•	our method for performing pre-sacral procedures in the spine, including diagnostic or therapeutic procedures, and pre-sacral introduction of instrumentation or implants;

•	apparatus for conducting these procedures including access, disc preparation and implantation including the current TranS1 instruments individually and in kit form; and

•	implants for fusion and motion preservation in the spine

Our issued patents begin to expire in 2021 assuming timely payment of all maintenance fees. We have multiple patents covering unique aspects and improvements for many of our methods and products. We do not believe that the expiration of any single patent is likely to significantly affect our business, operating results or prospects.

Trademarks

We currently own and are maintaining 8 trademark registrations in the United States, 8 trademark registrations in the European Union, and 1 trademark registration in Canada. We also own 1 pending trademark application in Canada.

THE OFFERING

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Offering price	$ per share

Over-allotment option	The underwriters have a 30-day option to purchase up to additional shares of common stock from TranS1 Inc. to cover over-allotments, if any.

Purchases by affiliates	Entities affiliated with , , and , which are each principal stockholders of TranS1 Inc., as well as certain officers and directors of TranS1 Inc., have indicated an interest in purchasing an aggregate of approximately shares of common stock in this offering. Each of the aforementioned entities is affiliated with a member of TranS1 Inc.’s board of directors. Because these indications of interest are not binding agreements or commitments to purchase, any or all of these stockholders may elect not to purchase any shares in this offering, or TranS1 Inc.’s underwriters may elect not to sell any shares in this offering to any or all of these stockholders.

Use of proceeds	We intend to use the net proceeds from this offering to fund additional clinical trials, to support continuing reimbursement efforts, to hire additional sales personnel to support revenue growth, for research and product development activities, to fund working capital and for other general corporate purposes. While we have no present understandings, commitments or agreements to enter into any potential acquisitions, we may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, products or assets that complement our business. Accordingly, management will retain broad discretion as to the allocation of the net proceeds of this offering. See the section titled “Use of Proceeds.”

Risk factors	This investment involves a high degree of risk. You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq Global Market symbol	TSON

The number of shares of common stock that will be outstanding immediately after this offering is based on 20,940,210 shares of common stock outstanding as of June 30, 2011 and excludes:

•	2,946,242 shares of common stock issuable upon the exercise of outstanding options as of June 30, 2011, with a weighted average exercise price of $5.00 per share; and

•	1,721,194 shares of common stock reserved for future issuance under our equity compensation plans, consisting of 1,488,804 shares of common stock reserved for issuance under our 2007 Stock Incentive Plan and 232,390 shares of common stock reserved for issuance under our 2007 Employee Stock Purchase Plan.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, which have been updated from the risk factors appearing in our most recent Annual Report on Form 10-K, as well as the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, any updates to such risks described in our subsequent Quarterly Reports on Form 10-Q, and any other information contained in this prospectus supplement and the accompanying prospectus, and incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and related notes, before investing in our common stock. If any of the described risks actually occur, our business, financial condition, operating results and prospects could suffer. In any such case, the trading price of our common stock could decline, and you might lose all or part of your investment in our common stock. The risks described in this prospectus supplement and those incorporated by reference into this prospectus supplement and the accompanying prospectus, are not the only risks we face. Additional risks that we face and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition and operating results.

Risks Related to Our Business

The efficacy of our products is not yet supported by long-term clinical data and may therefore prove to be less effective than initially thought.

We obtained 510(k) clearance to manufacture, market and sell all of our currently U.S. marketed products for which FDA clearance is required. In order to obtain 510(k) clearance, a manufacturer must demonstrate to FDA’s satisfaction that its device is “substantially equivalent” to other legally marketed devices not requiring premarket approval, or PMA. In contrast, certain high-risk and/or new devices require submission of a PMA application to FDA. Such a PMA application must demonstrate that the device is safe and effective for the proposed indication, and must be supported by extensive data from preclinical studies and human clinical trials. The FDA’s 510(k) clearance process is therefore less costly and rigorous than the PMA process and requires less supporting clinical data. Because our devices were cleared for marketing through the 510(k) process or were exempt from the 510(k) process, we currently lack the breadth of published long-term clinical data supporting the efficacy of our AxiaLIF products and the benefits they offer that might have been generated in connection with the PMA process.

The demand for our products and the prices which customers and patients are willing to pay for our products depend upon the ability of our customers to obtain adequate third-party coverage and reimbursement for their purchases of our products.

Sales of our products depend in part on the availability of adequate coverage and reimbursement from governmental and private payors. In the United States, healthcare providers that purchase our products generally rely on third-party payors, principally Medicare, Medicaid and private health insurance plans, to pay for all or a portion of the costs and fees associated with our AxiaLIF procedures.

Physicians generally use billing codes known as Current Procedure Terminology (“CPT”) codes to report professional services rendered for reimbursement purposes. The CPT coding system is maintained and updated on an annual basis by the American Medical Association (“AMA”) CPT Editorial Panel. In 2008, most of the surgeons performing our procedure billed third-party payors using existing ALIF procedure codes. Effective January 1, 2009, the AMA, however, created a new emerging technology CPT code — or Category III code — to facilitate data collection on and assessment of new services and procedures such as the AxiaLIF procedure. This change made it more difficult for physicians to obtain reimbursement for our procedure because many commercial payors view a Category III code as

“experimental” or “investigational” and thus will not pre-approve the procedure or will decline to pay for the procedure until they see additional clinical evidence. This uncertainty around the availability and amount of reimbursement has caused some physicians to revert to other fusion surgeries where coverage and reimbursement are more certain. The CPT Editorial Panel will consider transitioning the Category III code to a permanent Category I code for our AxiaLIF procedures at its October 2011 meeting. Any favorable coding changes made by the panel would not be made effective until January 1, 2013. Any delays in obtaining, or an inability to obtain, adequate coverage or reimbursement for procedures using our products could significantly affect the acceptance of our products and have a material adverse effect on our business.

Third-party payors continue to review their coverage policies carefully for existing and new therapies and can, without notice, deny coverage for treatments that include the use of our products. In early January 2011, we filed a Current Report on Form 8-K reporting a recent positive coverage and reimbursement decision for AxiaLIF by Humana Inc. While we are currently engaged in discussions with other payors, it is difficult to predict the timing of receiving any additional positive coverage decisions and there is no guarantee that payors will make a positive coverage decision. Our business would be negatively impacted to the extent any such coverage decisions reduce our customers’ ability to obtain coverage and reimbursement for the procedures using our products. In addition, our stock price could be negatively affected to the extent that coverage decisions by payors do not reflect market expectations for such decisions.

With respect to coverage and reimbursement outside of the United States, reimbursement systems in international markets vary significantly by country, and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis and can take up to 18 months, or longer. Many international markets have government-managed healthcare systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government-managed systems. Additionally, some foreign reimbursement systems provide for limited payments in a given period and therefore result in extended payment periods. Reimbursement in international markets may require us to undertake country-specific reimbursement activities, including additional clinical studies, which could be time consuming, expensive and may not yield acceptable reimbursement rates.

Furthermore, healthcare costs have risen significantly over the past decade. There have been and may continue to be proposals by legislators, regulators and third-party payors to contain these costs. These cost-control methods include prospective payment systems, capitated rates, group purchasing, redesign of benefits, pre-authorizations or second opinions prior to major surgery, encouragement of healthier lifestyles and exploration of more cost-effective methods of delivering healthcare. Some healthcare providers in the United States have adopted or are considering a managed care system in which the providers contract to provide comprehensive healthcare for a fixed cost per person. Healthcare providers may also attempt to control costs by authorizing fewer elective surgical procedures or by requiring the use of the least expensive devices possible. These cost-control methods also potentially limit the amount which healthcare providers may be willing to pay for certain types of medical procedures.

In addition, in the United States, no uniform policy of coverage and reimbursement for medical technology exists among payors. Therefore, coverage of and reimbursement for medical technology can differ significantly for each payor. The continuing efforts of third-party payors, whether governmental or commercial, whether inside the United States or outside, to contain or reduce these costs, combined with closer scrutiny of such costs, could restrict our customers’ ability to obtain adequate coverage and reimbursement from these third-party payors. The cost containment measures that healthcare providers are instituting both in the United States and internationally could harm our business by adversely affecting the demand for our products or the price at which we can sell our products.

Reforms to the United States healthcare system may adversely affect our business.

In March 2010, U.S. President Barack Obama signed the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “PPACA”), which makes a number of substantial changes in the way health care is financed by both governmental and private insurers. Among other things, the PPACA requires medical device manufacturers to pay a sales tax equal to 2.3% of the price for which such manufacturer sells its medical devices, beginning January 1, 2013. A number of states have challenged the constitutionality of certain provisions of PPACA, and many of these challenges are still pending final adjudication in several jurisdictions. Congress has also proposed a number of legislative initiatives, including possible repeal of PPACA. At this time, it remains unclear whether there will be any changes made to PPACA, whether to certain provisions or its entirety. We cannot assure you that PPACA, as currently enacted or as amended in the future, will not adversely affect our business and financial results, and we cannot predict how future federal or state legislative or administrative changes relating to healthcare reform will affect our business.

In addition, other legislative changes have been proposed and adopted since PPACA was enacted. Most recently, on August 2, 2011, the President signed into law the Budget Control Act of 2011, which, among other things, creates the Joint Select Committee on Deficit Reduction to recommend proposals in spending reductions to Congress. In the event that the Joint Select Committee is unable to achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, or Congress does not act on the committee’s recommendation, without amendment, by December 23, 2011, an automatic reduction is triggered. These automatic cuts would be made to several government programs and, with respect to Medicare, would include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, starting in 2013. The full impact on our business of PPACA and the new law is uncertain. Nor is it clear whether other legislative changes will be adopted, if any, or how such changes would affect our industry generally or our ability to successfully commercialize our products or the development of new products.

Risks Related to the Regulatory Environment

If we fail to maintain regulatory approvals and clearances, or are unable to obtain, or experience significant delays in obtaining, FDA clearances or approvals for our future products or product modifications, our ability to commercially distribute and market our products could suffer.

Our products are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time consuming, and we may not be able to obtain these clearances or approvals on a timely basis, if at all. In particular, the FDA permits commercial distribution of most new medical devices only after the device has received clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act, or is the subject of an approved PMA. The FDA will clear marketing of a non-exempt lower risk medical device through the 510(k) process if the manufacturer demonstrates that the new product is substantially equivalent to other legally marketed products not requiring PMA approval. Our currently commercialized products that are not exempt have been cleared through the 510(k) process. However, we may need to submit a PMA for future products we develop. The PMA process is more costly, lengthy and uncertain than the 510(k) clearance process. A PMA application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA’s satisfaction the safety and efficacy of the device for its intended use.

Any modification to our currently marketed 510(k)-cleared devices that could significantly affect their safety or efficacy, or that would constitute a change in their intended use, requires a new 510(k) clearance or, possibly, a PMA. The FDA requires every manufacturer to make this determination in the first instance, but the FDA may review the manufacturer’s decision. The FDA may not agree with our decisions regarding whether new clearances or approvals are necessary. If the FDA requires us to seek 510(k) clearance or a PMA for any modification to a previously cleared product, we may be required to cease marketing and distributing, or to recall the modified product until we obtain such clearance or approval, and we may be subject to significant regulatory fines or penalties.

The failure by us or one of our suppliers to comply with U.S. federal, state, and foreign governmental regulations could lead to the imposition of injunctions, suspensions or loss of regulatory clearance or approvals, product recalls, termination of distribution, product seizures or civil penalties, among other things. In the most extreme cases, criminal sanctions or closure of our manufacturing facility are possible. To the extent one of our suppliers fails to comply with applicable U.S. federal, state and foreign regulations, it may affect our ability either to obtain components and/or finished products or to have our finished products manufactured. In addition, changes in governmental policies or regulations may impose additional regulatory requirements on us, which could delay our ability to obtain new clearances or approvals and increase the costs of compliance. For instance, in response to concerns both within and outside FDA regarding the transparency and robustness of the 510(k) clearance process, in early 2011 FDA announced many action items it intends to take in efforts to improve the 510(k) program. The reforms, which will be implemented through a series of draft guidance documents and regulations issued over the coming months and years, may impose additional regulatory requirements on us and make it more difficult for us to obtain 510(k) clearances for our new devices and to commercialize modifications to our existing devices. Similarly, FDA is in the process of revising its manufacturer guidance for the validation of cleaning and sterilization instructions. FDA published a draft guidance for industry in May 2011 that when finalized may impose additional regulatory expectations on us and make it more difficult for us to obtain 510(k) clearances for our new devices or may require us to develop more robust validations for our currently marketed devices.

Further, foreign governmental authorities that regulate the manufacture and sale of medical devices have become increasingly stringent and, to the extent we market and sell our products internationally, we may be subject to rigorous international regulation in the future. In these circumstances, we rely significantly on our foreign independent distributors to comply with the varying regulations, and any failures on their part could result in restrictions on the sale of our products in foreign countries.

Conducting successful clinical studies may require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient participation and follow-up depends on many factors, including the size of the patient population, the nature of the trial protocol, the attractiveness of, or the discomforts and risks associated with, the treatments received by enrolled subjects, the availability of appropriate clinical trial investigators, support staff, and proximity of patients to clinical sites.

Development of sufficient and appropriate clinical protocols and data to demonstrate safety and efficacy are required and we may not adequately develop such protocols to support clearance and approval. Further, the FDA may require us to submit data on a greater number of patients than we originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis applicable to our clinical trials. Delays in patient enrollment or failure of patients or clinical investigators to continue to participate in a clinical trial may cause an increase in costs and delays in the clearance or approval and attempted commercialization of our products or result in the failure of the clinical trial. In addition, despite considerable time and expense invested in our clinical trials, FDA may not consider our data adequate to demonstrate safety and efficacy. Such increased costs and delays or failures could adversely affect our business, operating results and prospects.

We may be subject to or otherwise affected by federal and state healthcare laws, including fraud and abuse and health information privacy and security laws, and could face substantial penalties if we are unable to fully comply with such laws.

Although we do not provide healthcare services, submit claims for third-party reimbursement, or receive payments directly from Medicare, Medicaid, or other third-party payors for our products or the procedures in which our products are used, we are subject to healthcare fraud and abuse regulation and enforcement by both the federal government and the states in which we conduct our business. These healthcare laws and regulations include, for example:

•	the federal Anti-kickback Statute, which prohibits, among other things, persons or entities from soliciting, receiving, offering or providing remuneration, directly or indirectly, in return for or to induce either the referral of an individual for, or the purchase order or recommendation of, any item or services for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs;

•	the federal Health Insurance Portability and Accountability Act of 1996, which established federal crimes for knowingly and willfully executing a scheme to defraud any healthcare benefit program or making false statements in connection with the delivery of or payment for healthcare benefits, items or services;

•	federal false claims laws, which, prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, and which may apply to entities like us to the extent that our interactions with customers may affect their billing or coding practices; and

•	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

We have adopted policies and procedures designed to comply with these laws. However, because of the breadth of these laws and regulations and the sometimes subjective nature of their application, it is possible that some of our business activities could be subject to challenge under one or more of such laws. The risk of being found to have violated such laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Further, the PPACA, among other things, amends the intent requirement of the federal anti-kickback and criminal health care fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the false claims statutes. If our past or present operations, or those of our independent sales agents and distributors, are found to be in violation of any of such laws or any other applicable governmental regulations, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from federal healthcare programs and/or the curtailment or restructuring of our operations. Similarly, if the healthcare providers or entities with whom we do business are found to be non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on us. Any action against us for violation of these laws, even if we successfully defend against them, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

The PPACA also imposes new reporting and disclosure requirements on device manufacturers for any “transfer of value” made or distributed to prescribers and other healthcare providers, effective March 30,

2013. Such information will be made publicly available in a searchable format beginning September 30, 2013. In addition, device manufacturers will also be required to report and disclose any investment interests held by physicians and their immediate family members during the preceding calendar year. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (and up to an aggregate of $1 million per year for “knowing failures”), for all payments, transfers of value or ownership or investment interests not reported in an annual submission.

In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians for marketing. Some states, such as California, Massachusetts and Vermont, mandate implementation of corporate compliance programs, along with the tracking and reporting of gifts, compensation, and other remuneration to physicians. The shifting commercial compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.

The use, misuse or off-label use of our products may harm our image in the marketplace or result in injuries that lead to product liability suits, which could be costly to our business or result in FDA sanctions if we are deemed to have engaged in such promotion.

Our currently marketed products have been cleared by the FDA’s 510(k) clearance process for use under specific circumstances for the treatment of certain lower lumbar spine conditions. We cannot, however, prevent a physician from using our products or procedure outside of those indications cleared for use, known as off-label use. There may be increased risk of injury if physicians attempt to use our products off-label. We train our sales force not to promote our products for off-label uses. Furthermore, the use of our products for indications other than those indications for which our products have been cleared by the FDA may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients. Physicians may also misuse our products or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our products are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. Product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizable damage awards against us that may not be covered by insurance. If we are deemed by the FDA to have engaged in the promotion of any our products for off-label use, we could be subject to FDA enforcement action, including significant fines and penalties, and the imposition of these sanctions could also affect our reputation and position within the industry. Any of these events could harm our business and results of operations and cause our stock price to decline.

Risks Related to our Common Stock

Our directors, officers and principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders.

At December 31, 2010, our officers, directors and principal stockholders, each holding more than 5% of our common stock, collectively controlled approximately 59% of our outstanding common stock. As a result, these stockholders, if they act together, could potentially control the management and affairs of our company and most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may not be in the best interests of our other stockholders. In addition, certain of our officers, directors and principal stockholders have indicated in interest in purchasing shares of our common stock in this offering.

We may be unable to utilize our net operating loss carryforwards to reduce our income taxes.

As of December 31, 2010, we have net operating loss carryforwards (“NOL”) of approximately $67.6 million. In general, if there is an “ownership change” with respect to the Company, as defined under Section 382 of the Internal Revenue Code of 1986, as amended (“Code”), the utilization of our NOL carryfowards may be subject to substantial limitations imposed by the Code, and similar state provisions. In general, an ownership change occurs whenever there is a shift in ownership of our Company by more than 50 percentage points by one or more 5% shareholders over a specified time period (generally three years). Given Section 382’s broad definition, an ownership change could be the unintended consequence of otherwise normal market trading in our common stock that is outside of the Company’s control. As a result of current and prior offerings of our common stock, the utilization of the NOL carryfowards may be subject to the substantial limitations imposed by Section 382 of the Code, and similar state provisions.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this prospectus supplement and the accompanying prospectus, including statements regarding future events, our future financial performance, our future business strategy and the plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those projected in forward-looking statements as a result of the following factors, among others:

•	acceptance and continued use of our products by surgeons;

•	the lack of clinical data about the efficacy of our products;

•	uncertainty of reimbursement from third-party payors;

•	reforms to the United States healthcare system;

•	our historical lack of profitability;

•	competitive pressures from substitute products and larger companies and rapid technological change;

•	our ability to build effective sales and marketing capabilities;

•	our dependence on key employees, regulatory approval and market acceptance for new products;

•	our reliance on a limited number of suppliers to provide our products;

•	cost pressures in the healthcare industry;

•	our ability to effectively manage a sales force to meet our objectives; and

•	our ability to conduct successful clinical studies.

Readers are urged to carefully review and consider the various disclosures made by us, which attempt to advise interested parties of the risks, uncertainties, and other factors that may affect our business, operating results and financial condition, and the value of our common stock and other securities, including without limitation the disclosures made under the caption “Risk Factors” in this prospectus supplement, the accompanying prospectus and in the documents we have incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus supplement and the accompanying prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

Our forward-looking statements speak only as of the date of this prospectus supplement (and in the case of the prospectus, as of the date of the prospectus) and in other filings we make with the SEC. We expressly disclaim any intent or obligation to update any forward-looking statements after the date hereof to conform such statements to actual results or to changes in our opinions or expectations, except as required by applicable law or the rules of the Nasdaq Stock Market.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of           shares of our common stock in this offering will be approximately $          , or approximately $           if the underwriters exercise in full their option to purchase           additional shares of our common stock, after deducting the underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to fund additional clinical trials, to support continuing reimbursement efforts, to hire additional sales personnel to support revenue growth, for research and product development activities, to fund working capital and for other general corporate purposes. While we have no present understandings, commitments or agreements to enter into any potential acquisitions, we may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, products or assets that complement our business. Accordingly, management will retain broad discretion as to the allocation of the net proceeds of this offering.

The amount and timing of our expenditures will depend on several factors, including the cost and duration of clinical trials, the progress of our reimbursement efforts and the amount of cash used by our operations. Pending their uses, we plan to invest the net proceeds of this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DESCRIPTION OF COMMON STOCK WE ARE OFFERING

General

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of September 20, 2011, there were 20,964,179 shares of our common stock outstanding and no shares of our preferred stock outstanding.

Common Stock

Our common stock is listed for trading on the Nasdaq Global Market under the trading symbol “TSON.” The last reported sale price of our common stock on September 20, 2011 was $3.70 per share. Additional material terms of our common stock are described under the caption “Description of Capital Stock We May Offer” starting on page 4 of the accompanying prospectus.

Price Range of Our Common Stock

The following table sets forth the high and low sales prices of our common stock as quoted on the NASDAQ Global Market for the periods indicated.

	Price Range
	High	Low

Fiscal 2011
Third Quarter (July 1, 2011 through September 20, 2011)	$5.22	$3.52
Second Quarter	$5.42	$4.08
First Quarter	$5.20	$2.00
Fiscal 2010
Fourth Quarter	$2.63	$1.76
Third Quarter	$2.98	$2.21
Second Quarter	$3.93	$2.55
First Quarter	$4.11	$3.01
Fiscal 2009
Fourth Quarter	$5.00	$3.26
Third Quarter	$6.83	$4.08
Second Quarter	$8.74	$5.65
First Quarter	$7.66	$4.55

Waiver of Registration Rights

In September 2005, we and the holders of our previously outstanding preferred stock entered into a third amended and restated investors’ rights agreement, or the investors’ rights agreement. In October 2007, all of the outstanding shares of preferred stock were converted into shares of common stock in connection with the closing of our initial public offering.

Under the investors’ rights agreement, if we register any shares of our capital stock for public sale, holders of the shares of common stock issued on conversion of our preferred stock have the right to include their shares in the registration, or to exercise so called “piggyback” registration rights. However, in accordance with the terms of the investors’ rights agreement, the holders of a majority of these shares of common stock have agreed to waive their registration rights in connection with the proposed offering. As a result, none of the holders of our previously outstanding preferred stock have the right to exercise any registration rights in connection with this offering.

The piggyback registration rights described above will terminate on the fourth anniversary of the closing of our initial public offering on October 22, 2011.

Additional information about the registration rights granted to the holders of our previously outstanding preferred stock is provided under the caption “Description of Capital Stock We May Offer” starting on page 4 of the accompanying prospectus.

DILUTION

If you purchase our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share of our common stock after this offering. Net tangible book value per share is determined by dividing the number of outstanding shares of our common stock into our net tangible book value, which consists of tangible assets (total assets less intangibles assets) less total liabilities. As of June 30, 2011, we had a historical net tangible book value of our common stock of approximately $36.9 million, or approximately $1.76 per share.

Investors participating in this offering will incur immediate, substantial dilution. After giving effect to the sale of our common stock in this offering at a public offering price of $           per share, and after deducting underwriting discounts and estimated offering expenses payable by us, our net tangible book value as of June 30, 2011 would have been approximately $     , or approximately $      per share of common stock. This represents an immediate increase in net tangible book value of approximately $      per share to existing stockholders, and an immediate dilution of approximately $      per share to investors participating in this offering.

The following table illustrates this per share dilution:

Assumed public offering price per share			$
Historical net tangible book value per share as of June 30, 2011		$1.76
Increase in net tangible book value per share after this offering	$
Net tangible book value per share after this offering			$
Dilution per share to investors participating in this offering			$

If the underwriters exercise in full their option to purchase           additional shares of common stock at an assumed public offering price of $      per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of June 30, 2011 would have been approximately $     , or approximately $      per share of common stock. This represents an immediate increase in net tangible book value of approximately $        per share to existing stockholders, and an immediate dilution of approximately $      per share to investors participating in this offering.

The above discussion and table are based on 20,940,210 shares of our common stock outstanding as of June 30, 2011 and excludes:

•	2,946,242 shares of common stock issuable upon the exercise of outstanding options as of June 30, 2011, with a weighted average exercise price of $5.00 per share; and

•	1,721,194 shares of common stock reserved for future issuance under our equity compensation plans, consisting of 1,488,804 shares of common stock reserved for issuance under our 2007 Stock Incentive Plan and 232,390 shares of common stock reserved for issuance under our 2007 Employee Stock Purchase Plan.

To the extent that any of these options are exercised, new options are issued under our equity compensation plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS
FOR HOLDERS OF COMMON STOCK

This discussion describes the material U.S. federal income tax consequences applicable to U.S. and non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock pursuant to this offering. This discussion does not address any other aspect of U.S. federal tax, or the state, local or non-U.S. tax consequences of an investment in our common stock. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (“Code”), its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis.

This discussion applies to holders who beneficially own our common stock as a capital asset for U.S. federal income tax purposes. This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, certain former citizens or permanent residents of the United States, an integral part or controlled entity of a foreign sovereign, partnerships and other pass-through entities, real estate investment trusts, regulated investment companies, “controlled foreign corporations,” “passive foreign investment companies,” banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons that own or have owned more than 5% of our common stock, persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation, or persons that hold our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction.

The actual tax consequences of investing in our common stock will vary depending on each prospective investor’s circumstances. Prospective investors are urged to consult their own tax advisors concerning the particular U.S. federal tax consequences to them of the purchase, ownership and disposition of our common stock, as well as the consequences to them arising under the laws of any other taxing jurisdiction.

For purposes of the U.S. federal income tax discussion below, a U.S. holder is any beneficial owner of our common stock that is a “U.S. person” for U.S. federal income tax purposes. A non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” for U.S. federal income tax purposes. A “U.S person” is any of the following:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect to be treated as a U.S. person.

U.S. Federal Income Tax Treatment of U.S. Holders

Distributions on Common Stock

Distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions made on our common stock that are treated as dividends generally will be included in your income as ordinary dividend income. However, under current legislation, with respect to noncorporate taxpayers for taxable years ending before January 1, 2013, such dividends are generally taxed at the lower applicable capital gains rate provided certain holding period requirements are satisfied.

Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described under the section titled “-Gain on Sale or Disposition of Common Stock” below.

Gain on Sale or Disposition of Common Stock

Upon the sale, exchange or disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale, exchange or disposition. Long-term capital gains recognized by certain noncorporate holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Medicare Contributions Tax

For taxable years beginning after December 31, 2012, newly enacted legislation requires certain U.S. holders who are individuals, estates or certain trusts to pay a 3.8% tax on the U.S. person’s “net investment income”. Net investment income generally includes, among other things, dividend income and net gains from the disposition of our common stock. A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our common stock.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Distributions on Common Stock

Dividends paid to a non-U.S. holder of our common stock that are not effectively connected with a U.S. trade or business conducted by such holder generally will be subject to withholding tax at a rate of 30% of the gross amount of the dividends or such reduced rate specified by an applicable income tax treaty. In order to obtain the benefit of a reduced treaty rate, a non-U.S. holder must provide a properly executed Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form) certifying its entitlement to benefits under an applicable treaty. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically.

If a non-U.S. holder is engaged in a trade or business in the United States, and dividends paid to the non-U.S. holder are effectively connected with the conduct of that trade or business (or, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment), the non-U.S. holder will generally be taxed on a net income basis in the same manner as a U.S. person. The withholding tax discussed in the preceding paragraph does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI (or other applicable form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. A non-U.S. corporation may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or such lower rate specified by an applicable tax treaty).

Gain on Sale or Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock, unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (or, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition; or

•	we are or have been a U.S. real property holding corporation (“USRPHC”) as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and such non-U.S. holder owns more than 5% of our common stock.

If any of the above exceptions is applicable, the gain generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty).

With respect to the third bullet point above, although there can be no assurance, we believe that we are not, and we do not anticipate becoming, a USRPHC.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on our common stock and the proceeds from a sale or other disposition of our common stock. Copies of information returns may be made available to the tax authorities of the country in which a non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

You may be subject to backup withholding with respect to dividends paid on our common stock or with respect to proceeds received from a disposition of the shares of our common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you

•	fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnish an incorrect TIN;

•	are notified by the IRS that you have failed to properly report payments of interest or dividends; or

•	fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

Backup withholding is not an additional tax, but rather is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

A non-U.S. holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder may be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

Additional Withholding on Certain Foreign Entities

Recent legislation may impose a withholding tax of 30% on payments to certain foreign entities, after December 31, 2012, of dividends on and the gross proceeds of dispositions of our common stock. In general, if the payment is made to a foreign entity, the payment will be subject to the 30% withholding unless certain U.S. information reporting and due diligence requirements are satisfied. The documentation needed to preclude this withholding is being developed by the IRS. It is likely that the documentation needed to preclude this withholding will be different from and in addition to the beneficial owner certification requirements described above.

Although this legislation currently applies to applicable payments made after December 31, 2012, in recent guidance, the IRS has indicated that Treasury Regulations will be issued providing that the withholding provisions described above will apply to payments of dividends on shares of our common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2015. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

UNDERWRITING

The underwriters named below have agreed to buy, subject to the terms of the purchase agreement, the number of shares listed opposite their names below. Piper Jaffray & Co. is acting as the sole book-running manager for the offering and Canaccord Genuity is acting as co-manager. The underwriters are committed to purchase and pay for all of the shares if any are purchased other than those shares covered by the over-allotment option described below:

Underwriter	Number of Shares

Piper Jaffray & Co.
Canaccord Genuity Inc.

Total

Each underwriter proposes to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $      per share. After the offering, these figures may be changed by the underwriters.

We have granted the underwriters an option to buy up to           additional shares of common stock from us to cover over-allotments. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of the underwriting agreement. If any additional shares of common stock are purchased, any underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The following table shows the per share and total underwriting discount to be paid to the underwriters in this offering assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	With no	With
	Over-Allotment	Over-Allotment

Per Share	$	$

Total

We estimate that the total fees and expenses payable by us, excluding underwriting discounts and commissions, will be approximately $     . We have also agreed to reimburse the underwriters up to $150,000 for the fees incurred by them in connection with this offering.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

We have agreed to indemnify each underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We and each of our directors and executive officers, and certain of our stockholders, are subject to lock-up agreements that prohibit us and them from offering for sale, pledging, announcing the intention to sell, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, making any short sale or otherwise transferring or disposing of, directly or indirectly, any shares of our common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive shares of our common stock for a period of at least 90 days following the date of this prospectus supplement without the prior written consent of Piper Jaffray & Co. The lock-up agreement does not prohibit our directors and executive officers, and certain of our stockholders, from transferring shares of our common stock, for bona fide estate or tax planning purposes, subject to certain requirements, including that the transferee be subject to the same lock-up terms, or the exercise of stock options granted pursuant to our equity incentive plans, subject to certain terms and conditions.

The lock-up agreements do not prohibit us from issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement nor does it prohibit us from establishing any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1. The lock-up provisions do not prevent us from selling shares to the underwriters pursuant to the underwriting agreement, or from granting options to acquire securities under our existing stock option plans or issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement.

The 90-day lock-up period in all of the lock-up agreements is subject to extension if (i) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Piper Jaffray & Co. waives the extension in writing.

Our shares are quoted on the NASDAQ Global Market under the symbol “TSON.”

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for its own account by selling more shares of common stock than we have sold to them. Short sales involve the sale by the underwriters of a greater number of shares than the underwriters are required to purchase in the offering. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time. The underwriters may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids on the NASDAQ Global Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the web site maintained by the underwriters and the underwriters may distribute prospectuses and prospectus supplements electronically.

From time to time in the ordinary course of its business, the underwriters and certain of their respective affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and our affiliates.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of the shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the closing date of this offering, will not offer or sell any shares of our common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom, any document received by it in connection with the issue of the shares of our common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

LEGAL MATTERS

Various legal matters with respect to the validity of the securities offered by this prospectus supplement will be passed upon for us by Stradling Yocca Carlson & Rauth, Newport Beach, California. Latham & Watkins LLP, Costa Mesa, California, is counsel for the underwriters in connection with this offering.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3, as amended, with the SEC with respect to the shares of common stock we are offering under this prospectus supplement. This prospectus supplement and the accompanying prospectus do not include all of the information contained in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement and the accompanying prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Whenever we make reference in this prospectus supplement to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We file annual, quarterly and other periodic reports, proxy statements and other information with the SEC. You can read and copy our SEC filings, including this registration statement, on the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Facilities at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our Internet address is www.trans1.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement and should not be considered to be part of this prospectus supplement or any other report we file with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this registration statement and prospectus supplement the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of common stock covered by this prospectus supplement is completed, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K, and any exhibits relating to such information, which is neither deemed filed nor incorporated by reference herein:

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on March 14, 2011.

2. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011, as filed with the SEC on May 16, 2011 and August 11, 2011, respectively.

3. Our proxy statement on Schedule 14A, as filed with the SEC on April 28, 2011, to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010.

4. Our Current Reports on Form 8-K, as filed with the SEC on January 4, 2011, February 28, 2011, April 1, 2011, June 6, 2011 and June 24, 2011.

5. The description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 001-33744) filed with the SEC on October 15, 2007 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement is modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus supplement.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (910) 332-1700 or by writing to us at the following address:

TranS1 Inc.
301 Government Center Drive
Wilmington, NC 28403
Attn: Investor Relations

PROSPECTUS
Dated August 1, 2011

$50,000,000

Debt Securities
Common Stock
Preferred Stock
Warrants

We may, from time to time, offer and sell debt securities, shares of common stock, shares of preferred stock, and warrants to purchase any of the foregoing securities, either separately or in combination with other securities offered hereunder, in one or more offerings. The debt securities, preferred stock and warrants may be convertible into or exercisable or exchangeable for common stock, preferred stock or debt securities. We will specify in an accompanying prospectus supplement more specific information about any such offering. Our common stock is listed on the Nasdaq Global Market under the symbol “TSON.” The last reported sale price of our common stock on July 11, 2011 was $5.10 per share. The aggregate public offering price of all securities under this prospectus will not exceed $50,000,000.

As of July 11, 2011, the aggregate market value of our voting and non-voting common equity held by non-affiliates was approximately $68.8 million, based on an aggregate of 20,940,210 shares of common stock outstanding, of which 13,484,574 shares were held by non-affiliates, and a per share price of $5.10, the closing sale price of our common stock on the Nasdaq Global Market on the same date. We have not offered any securities during the period of 12 calendar months immediately prior to, and including, the date of this prospectus pursuant to General Instruction I.B.6. of Form S-3.

You should read this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

Investing in our securities involves risk. See the section entitled “Risk Factors” beginning on page 2 of this prospectus as well as any prospectus supplement.

This prospectus may not be used to offer or sell any of our securities unless accompanied by a prospectus supplement.

The securities offered by this prospectus may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. We will set forth the names of any underwriters or agents in an accompanying prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” beginning on page 18 of this prospectus as well as any prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TRANS1 INC.

We are a medical device company focused on designing, developing and marketing products that implement our proprietary approach to treat degenerative conditions of the spine affecting the lower lumbar region. Using our pre-sacral approach, a surgeon can access discs in the lower lumbar region of the spine through a small incision adjacent to the tailbone and can perform an entire interbody fusion procedure through a small tube that provides direct access to the intervertebral space. We developed our pre-sacral approach to allow spine surgeons to access and treat intervertebral spaces without compromising important surrounding soft tissue. We believe this approach enables fusion procedures to be performed with low complication rates, low blood loss, short hospital stays, fast recovery times and reduced pain. We currently market our AxiaLIF® family of products for single and multilevel lumbar fusion, the Vectretm and Avatartm lumbar posterior fixation systems and Bi-Ostetictm bone void filler, a biologics product.

We were incorporated in Delaware in May 2000 under the name “aXiaMed,Inc.” and changed our name to “TranS1 Inc.” in February 2003. Our principal executive office is located at 301 Government Center Drive, Wilmington, North Carolina 28403 and our telephone number is (910) 332-1700. Our website is www.transl.com. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. As used in this prospectus, references to “we,” “our,” “us” and “TranS1” refer to TranS1 Inc. unless the context requires otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of debt securities, shares of common stock, shares of preferred stock, and warrants to purchase any of the foregoing securities, either separately or in combination with other securities offered hereunder, in one or more offerings, for an aggregate dollar amount of up to $50,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplement, includes all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement together with additional information described below under the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Commission and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in this prospectus, and in the other documents we incorporate by reference into this prospectus, including our financial statements and related notes, before investing in our securities. If any of those risks actually occur, our business, financial condition, operating results and prospects could suffer. In any such case, the trading price of our common stock or the value of our securities could decline, and you might lose all or part of your investment in our securities. The risks described in this prospectus, or incorporated by reference to this prospectus or any prospectus supplement, are not the only risks we face. Additional risks that we face and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition and operating results.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus and the documents incorporated by reference in this prospectus contain forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this report, including statements regarding future events, our future financial performance, our future business strategy and the plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those projected in forward-looking statements as a result of the following factors, among others:

•	acceptance and continued use of our products by surgeons;

•	the lack of clinical data about the efficacy of our products;

•	uncertainty of reimbursement from third-party payors;

•	our historical lack of profitability;

•	cost pressures in the healthcare industry;

•	competitive pressures from substitute products and larger companies;

•	our dependence on key employees, regulatory approval and market acceptance for new products;

•	our reliance on a limited number of suppliers to provide our products;

•	our ability to effectively manage a sales force to meet our objectives; and

•	our ability to conduct successful clinical studies.

Readers are urged to carefully review and consider the various disclosures made by us, which attempt to advise interested parties of the risks, uncertainties, and other factors that may affect our business, operating results and financial condition, and the value of our common stock and other securities, including without limitation the disclosures made under the caption “Risk Factors” in this prospectus and in the documents we have incorporated by reference into this prospectus, for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

Our forward-looking statements speak only as of the date of this prospectus and in other filings we make with the Commission. We expressly disclaim any intent or obligation to update any forward-looking statements after the date hereof to conform such statements to actual results or to changes in our opinions or expectations, except as required by applicable law or the rules of the Nasdaq Global Market.

USE OF PROCEEDS

Unless otherwise indicated in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of the offered securities to support sales, for marketing and general administrative activities, for research and product development activities, for clinical trials, for obtaining necessary regulatory approvals, for capital equipment, and to fund working capital and other general corporate purposes. While we have no present understandings, commitments or agreements to enter into any potential acquisitions, we may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, products or assets that complement our business. Accordingly, management will retain broad discretion as to the allocation of the net proceeds of this offering.

The amount and timing of our use of proceeds will depend on several factors, including the extent and timing of cash collections of revenue and the amount of net cash used by our operations, the acceptance and continued use of our products by surgeons, the continued progress of our reimbursement efforts, and, the status of our research and development projects. In keeping with our current policy with respect to the investment of our cash and cash equivalents, and subject to the uses discussed above, we plan to invest the net proceeds of this offering in money market treasury funds and short-term investments primarily in U.S. agency-backed debt instruments.

DESCRIPTION OF CAPITAL STOCK WE MAY OFFER

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

The following is a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, please see our amended and restated certificate of incorporation and amended and restated bylaws, which have been previously filed with the Commission.

Common Stock

As of July 11, 2011, there were 20,940,210 shares of common stock outstanding held of record by approximately 33 stockholders. The following summarizes the rights of holders of our common stock:

•	Each holder of common stock is entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors;

•	The affirmative vote of a majority of the shares present in person or represented and voting at a duly held meeting at which a quorum is present shall be the act of the stockholders;

•	Holders of common stock are not entitled to cumulate votes in the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election;

•	Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of common stock are entitled to receive dividends when, as and if declared by our board of directors, or the Board, out of assets legally available for dividends;

•	Upon our liquidation, dissolution or winding up, after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock, the holders of shares of common stock will be entitled to receive on a pro rata basis all of our assets remaining for distribution;

•	There are no redemption or sinking fund provisions applicable to our common stock; and

•	There are no preemptive or conversion rights applicable to our common stock.

Nasdaq Global Market Listing.  Our common stock is listed on the Nasdaq Global Market under the symbol “TSON.” The last reported sale price of our common stock on July 11, 2011 was $5.10 per share.

Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 10150 Mallard Creek Road, Suite 307, Charlotte, North Carolina 28262.

Preferred Stock

As of July 11, 2011, we had no shares of preferred stock outstanding. Under our amended and restated certificate of incorporation, the Board is authorized to issue up to the 5,000,000 shares of preferred stock. Our amended and restated certificate of incorporation authorizes the Board to, without further action by the stockholders, create and issue one or more series of preferred stock and to fix the rights, preferences and privileges thereof. Among other rights, the Board may determine, without further vote or action by our stockholders:

•	The number of shares constituting that series and the distinctive designation of that series;

•	The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

•	Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

•	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including the securities into which the preferred stock coverts and provision for adjustment of the conversion rate in such events as the Board shall determine;

•	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

•	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of TranS1, and the relative rights of priority, if any, of payment of shares of that series; and

•	Any other relative rights, preferences and limitations of that series.

The issuance of preferred stock with voting or conversion rights could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of TranS1 and may adversely affect the value of our common stock or other securities.

Registration Rights

Registration Rights for Holders of our Formerly Outstanding Preferred Stock.  In September 2005, we and the holders of our previously outstanding preferred stock entered into a third amended and restated investors’ rights agreement, or the investors’ rights agreement, which was subsequently amended in August 2007. Holders of our previously outstanding preferred stock include Advanced Technology Ventures and its affiliated entities, Delphi Ventures and its affiliated entities, Cutlass Capital and its affiliated entities, Sapient Capital, and Thomas Weisel Healthcare Venture Partners and its affiliated entities, each a holder of more than 5% of our outstanding common stock. On October 22, 2007, in connection with the closing of our initial public offering, all of the outstanding shares of preferred stock were converted into 10,793,165 shares of common stock.

Under the investors’ rights agreement, the former holders of our preferred stock have the right to require us to register their shares with the Commission, or to include their shares in any registration statement we file, so that the shares may be publicly resold.

Demand Registration Rights.  Beginning April 22, 2008, the holders of a majority of the shares that were issued upon conversion of the preferred stock have the right to demand, on not more than two occasions (subject to limited exceptions), that we file a registration statement on Form S-1 under the Securities Act of 1933, as amended, or the Securities Act, having an aggregate offering price to the public of not less than $5,000,000, in order to register the shares registrable under such registration rights. Further, at any time after we become eligible to file a registration statement on Form S-3, the holders of the shares subject to these registration rights may require us to file up to two registration statements on Form S-3 per year with respect to shares of common stock having an aggregate offering price to the public of at least $500,000, subject to certain exceptions.

Piggyback Registration Rights.  If we register any shares of our capital stock for public sale, holders of the shares of common stock issued on conversion of our preferred stock will have the right to include their shares in the registration. The underwriters of any underwritten public offering will have the right to limit the number of shares to be included in the registration, provided that the holders of the registrable shares shall not be reduced to less than 20% of the aggregate shares offered. None of the previous holders of our preferred stock have indicated a present intention to invoke any of their rights under the investors’ rights agreement.

Expenses of Registration.  We will pay all expenses, other than underwriting discounts and commissions, relating to all demand registrations, Form S-3 registrations and piggyback registrations.

Indemnification.  We are generally required to indemnify the holders participating in an offering against civil liabilities resulting from any registration under these provisions.

Expiration of Registration Rights.  The demand, Form S-3 and piggyback registration rights described above will terminate on the earlier of (i) the date after the closing of our initial public offering on which all shares subject to such registration rights may immediately be sold under Rule 144 during any 90-day period, or (ii) the fourth anniversary of the closing of our initial public offering on October 16, 2011.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Application of Interested Stockholder Provisions of Delaware Law.  We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either:

•	prior to the date at which the person becomes an interested stockholder, the Board approves such transaction or business combination;

•	the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction; or

•	the business combination is approved by the Board and by the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent).

For purposes of Section 203, “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder.

In addition, certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. Our amended and restated certificate of incorporation provides for our Board to be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders representing a majority of the shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation also permits our Board to issue up to 5,000,000 shares of preferred stock, with any rights, preferences, and privileges as they may designate. Furthermore, our amended and restated certificate of incorporation and bylaws provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our Board, chairman of the Board and chief executive officer may call a special meeting of stockholders. In addition, our amended and restated certificate of incorporation and bylaws require advance notice for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. Our amended and restated certificate of incorporation and bylaws also require a 662/3% stockholder vote and the approval of our Board for the amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation and bylaws relating to the issuance of preferred stock, the absence of cumulative voting, the classification of our Board, the requirement that stockholder actions be effected at a duly called meeting, the requirement of advance notice for stockholders to nominate directors, to submit proposals for consideration at meetings of stockholders and the designated parties entitled to call a special meeting of the stockholders.

The combination of the classification of our Board, the lack of cumulative voting, the authorization to issue “blank check” preferred stock and the 662/3% stockholder voting requirements will make it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Since our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and in the policies they implement, and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

This prospectus is a summary of the general terms of the debt securities we may offer pursuant to this prospectus. When we offer to sell a particular series of debt securities, we will provide the specific terms of the series in a prospectus supplement. Accordingly, for a description of the terms of any series of debt securities, you must refer to the prospectus supplement relating to that series and the description of the debt securities in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

The debt securities that may be offered by this prospectus will be issued under an indenture between us and the trustee, for one or more series of debt securities designated in the applicable prospectus supplement. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. We incorporate by reference the form of indenture as an exhibit to the registration statement of which this prospectus forms a part and you should read the indenture carefully for the provisions that may be important to you. We have summarized selected portions of the indenture below. The summary is not complete. Terms used in the summary and not defined in this prospectus have the meanings specified in the indenture.

General

We may offer under this prospectus up to $50,000,000 in aggregate principal amount of secured or unsecured debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $50,000,000. The debt securities may be senior debt securities, senior subordinated debt securities or subordinated debt securities.

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. The terms of each series of debt securities will be established by or pursuant to a resolution of the Board and detailed or determined in the manner provided in a Board resolution, an officers’ certificate or by a supplemental indenture.

We will set forth in a prospectus supplement relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, premium and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any subordination provisions relating to the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable and/or convertible into shares of our common stock or preferred stock. The terms, if any, on which the debt securities may be exchanged for and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee of the depositary (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security), as described in the applicable prospectus supplement. Except as described under “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.  You may transfer or exchange certificated debt securities at the trustee’s office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal of, premium and interest on, certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

Global Debt Securities and Book-Entry System.  Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

We will require the depositary to agree to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, whom we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by the global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described herein, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

We will make payments of principal of, and premium and interest on, book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, premium or interest on, a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information in this section concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable. We take no responsibility for the depositary’s performance of its obligations under the rules and regulations governing its operations.

No Protection in the Event of a Change in Control

Unless we provide otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will describe in the applicable prospectus supplement any restrictive covenants applicable to an issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, such person to be referred to as a “successor person”, and we may not permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

•	the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

“Event of default” means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of our bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. An event of default may also be an event of default under our bank credit agreements or other debt securities in existence from time to time and under certain guaranties by us of any subsidiary indebtedness. In addition, certain events of default or an acceleration under the indenture may also be an event of default under some of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing (other than certain events of our bankruptcy, insolvency or reorganization), then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by written notice to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, of all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. For information as to waiver of defaults see the discussion under “Modification and Waiver” below. We refer you to the applicable prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default and the continuation of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a certificate as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may modify and amend the indenture with the consent of the holders of the outstanding debt securities of each series affected by the modifications or amendments. However, we and the trustee may not make any modification or amendment without the consent of the holder of each affected debt security then outstanding if that amendment will:

•	change the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from that acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities or the right of holders to waive past defaults or to amend the limitations described in this bullet point; or

•	waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of that series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.  The indenture provides that, unless the terms of the applicable series of debt securities provide otherwise, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations (as described at the end of this section), that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of such payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.  The indenture provides that, unless the terms of the applicable series of debt securities provide otherwise, upon compliance with certain conditions, we may omit to comply with the restrictive covenants contained in the indenture, as well as any additional covenants contained in a supplement to the indenture, a Board resolution or an officers’ certificate delivered pursuant to the indenture. The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.  In the event we exercise our option, as described above, not to comply with certain covenants of the indenture with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF WARRANTS WE MAY OFFER

We may issue warrants to purchase debt securities, preferred stock, common stock or any combination of the foregoing. We may issue warrants independently or together with any other securities we offer under a prospectus supplement. The warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent. The statements made in this section relating to the warrant agreement are summaries only. These summaries are not complete. When we issue warrants, we will provide the specific terms of the warrants and the applicable warrant agreement in a prospectus supplement. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Debt Warrants

We will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including:

•	the title of the debt warrants;

•	the aggregate number of the debt warrants;

•	the price or prices at which the debt warrants will be issued;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the principal amount of the debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of the debt warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any;

•	a discussion of the material U.S. federal income tax considerations applicable to the exercise of the debt warrants; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations, and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments of principal, premium or interest on the securities purchasable upon the exercise of debt warrants.

Equity Warrants

We will describe in the applicable prospectus supplement the terms of the preferred stock warrants or common stock warrants being offered, the warrant agreement relating to the preferred stock warrants or common stock warrants and the warrant certificates representing the preferred stock warrants or common stock warrants, including:

•	the title of the warrants;

•	the securities for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	if applicable, the number of warrants issued with each share of preferred stock or share of common stock;

•	if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	information with respect to book-entry procedures, if any;

•	a discussion of the material U.S. federal income tax considerations applicable to exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Unless otherwise provided in the applicable prospectus supplement, holders of equity warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders.

Except as provided in the applicable prospectus supplement, the exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each warrant, we may elect to adjust the number of warrants. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, except as otherwise provided in the applicable prospectus supplement, in case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding warrant will have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which each warrant was exercisable immediately prior to the particular triggering event.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price provided in the applicable prospectus supplement the principal amount of debt securities, or the shares of preferred stock or common stock, being offered. Holders may exercise warrants at any time up to the close of business on the expiration date provided in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as described in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities or shares of preferred stock or shares of common stock purchasable upon the exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering and sale by them or to investors directly or through agents. The prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of our securities and the proceeds we will receive from the sale;

•	any options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which our securities offered in the prospectus supplement may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the applicable prospectus supplement specifies. If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price. The obligations of any underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters may be obligated to purchase all the securities offered by the prospectus supplement or they may only be obligated to purchase that portion of the securities they are able to sell to the public. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship, which we will describe in the prospectus supplement, naming the underwriter and the nature of any such relationship. We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement.

We may authorize underwriters, dealers or agents to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

Underwriters, dealers and agents participating in the distribution may be deemed to be underwriters, and any discounts or commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may provide underwriters, dealers or agents with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, dealers or agents may make with respect to such liabilities. Underwriters, dealers or agents may engage in transactions with, or perform services for, us in the ordinary course of business. With respect to the sale of securities under this prospectus and any applicable prospectus supplement, the maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker or dealer will not be greater than eight percent (8%).

These securities may or may not be listed on a national securities exchange. Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying securities so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may stabilize, maintain or otherwise affect the market price of the securities.

As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the Nasdaq Global Market may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California. As of the date of this Registration Statement, certain attorneys of Stradling Yocca Carlson & Rauth hold an aggregate of 248,113 shares of our outstanding common stock. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of TranS1 Inc. for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other periodic reports, proxy statements and other information with the Commission. You can read and copy our Commission filings, including this registration statement, on the Internet at the Commission’s website at www.sec.gov. You may also read and copy any document we file with the Commission at its Public Reference Facilities at 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our Internet address is www.trans1.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the Commission. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus or any other report we file with the Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the Commission prior to the date of this prospectus, while information that we file later with the Commission will automatically update and supersede the information in this prospectus. We incorporate by reference into this registration statement and prospectus the documents listed below, and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of common stock covered by this prospectus is completed, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K, and any exhibits relating to such information, which is neither deemed filed nor incorporated by reference herein:

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Commission on March 14, 2011.

2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, as filed with the Commission on May 16, 2011.

3. Our proxy statement on Schedule 14A, as filed with the Commission on April 28, 2011, to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010.

4. Our Current Reports on Form 8-K, as filed with the Commission on January 4, 2011, February 28, 2011, April 1, 2011, June 6, 2011 and June 24, 2011.

5. The description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 001-33744) filed with the Commission on October 15, 2007 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (910) 332-1700 or by writing to us at the following address:

TranS1 Inc.
301 Government Center Drive
Wilmington, NC 28403
Attn: Investor Relations

           Shares

TRANS1 INC.

Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Piper Jaffray

Co-Manager

Canaccord Genuity

September  , 2011